                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                    IBP, inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    449223106
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                             Gerald W. Wheeler, Esq.
                                 General Counsel
                        Brandes Investment Partners, L.P.
                              11988 El Camino Real
                                    Suite 500
                                 P.O. Box 919048
                        San Diego, California 92191-9048
                             Telephone: 858-755-0239
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:

                                Jon S. Rand, Esq.
                              David K. Boston, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                             New York, NY 10019-6099
                                 (212) 728-8000

                               October 18, 2000
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 24013d-1(g), check the following box: [X]

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 449223106                                           Page 1 of 14 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Brandes Investment Partners, L.P.                   I.D. #33-0704072
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            OO

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER


                      --------- ------------------------------------------------
  NUMBER OF              8      SHARED VOTING POWER
   SHARES
 BENEFICIALLY                   9,633,297
OWNED BY EACH
  REPORTING           --------- ------------------------------------------------
 PERSON WITH             9      SOLE DISPOSITIVE POWER


                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                9,633,297

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            9,633,297 shares are deemed to be beneficially owned by Brandes Investment Partners, L.P., as the investment adviser. Brandes Investment Partners, L.P. disclaims any direct ownership of the shares reported in this Schedule 13D, except for an amount that is substantially less than one percent of the number of shares reported herein.
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.12 %

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IA, PN

----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 449223106                                           Page 2 of 14 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Brandes Investment Partners, Inc.                   I.D. #33-0090873
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            OO

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            California

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER


                      --------- ------------------------------------------------
  NUMBER OF              8      SHARED VOTING POWER
   SHARES
 BENEFICIALLY                   9,633,297
OWNED BY EACH
  REPORTING           --------- ------------------------------------------------
 PERSON WITH             9      SOLE DISPOSITIVE POWER


                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                9,633,297

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            9,633,297 shares are deemed to be beneficially owned by Brandes Investment Partners, Inc., as a control person of the investment adviser. Brandes Investment Partners, Inc. disclaims any direct ownership of the shares reported in this Schedule 13D.
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.12%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO, OO (Control Person)
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 449223106                                           Page 3 of 14 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1      NAME OF REPORT PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Brandes Holdings, L.P.                               I.D. #33-0836630
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           OO

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

----------- --------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           California

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER


                      --------- ------------------------------------------------
  NUMBER OF              8      SHARED VOTING POWER
   SHARES
 BENEFICIALLY                   9,633,297
OWNED BY EACH
  REPORTING           --------- ------------------------------------------------
 PERSON WITH             9      SOLE DISPOSITIVE POWER


                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                9,633,297

---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

           9,633,297 shares are deemed to be beneficially owned by Brandes Holdings, L.P., as a control person of the investment adviser. Brandes Holdings, L.P. disclaims any direct ownership of the shares reported in this Schedule 13D.
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.12%

---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           PN, OO (Control Person)
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 449223106                                           Page 4 of 14 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Charles H. Brandes

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            OO

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            USA

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                28,200

  NUMBER OF           --------- ------------------------------------------------
   SHARES                8      SHARED VOTING POWER
 BENEFICIALLY
OWNED BY EACH                   9,633,297
  REPORTING
 PERSON WITH          --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                28,200

                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                9,633,297

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            9,661,497 shares are deemed to be beneficially owned by Charles H. Brandes, a control person of the investment adviser, of which 28,200 shares are held in an individual account managed by Mr. Brandes and 4,280 shares are held in an individual account managed by the investment adviser. Mr. Brandes disclaims any direct ownership of the shares reported in this Schedule 13D, except for the 28,200 share which are held in an individual account managed by Mr. Brandes and the 4,280 shares which are held in an individual account managed by the investment adviser.
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.12%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN, OO (Control Person)
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 449223106                                           Page 5 of 14 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Glenn R. Carlson

----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            OO

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            USA

--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER


                      --------- ------------------------------------------------
  NUMBER OF              8      SHARED VOTING POWER
   SHARES
 BENEFICIALLY                   9,633,297
OWNED BY EACH
  REPORTING           --------- ------------------------------------------------
 PERSON WITH             9      SOLE DISPOSITIVE POWER


                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                9,633,297

----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            9,633,297 shares are deemed to be beneficially owned by Glenn R. Carlson, a control person of the investment adviser. Mr. Carlson disclaims any direct ownership of the shares reported in this
            Schedule 13D.
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            9.12%

----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN, OO (Control Person)
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
-------------------                                           ------------------
CUSIP No. 449223106                                           Page 6 of 14 Pages
-------------------                                           ------------------

----------- --------------------------------------------------------------------
    1      NAME OF REPORT PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Jeffrey A. Busby

---------- --------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                         (b) [ ]

---------- --------------------------------------------------------------------
    3      SEC USE ONLY

---------- --------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           OO

----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
            PURSUANT TO ITEMS 2(d) or 2(e)                                   [ ]

----------- --------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           USA

--------------------- ---------------------------------------------
                         7      SOLE VOTING POWER


                      --------- ------------------------------------------------
  NUMBER OF              8      SHARED VOTING POWER
   SHARES
 BENEFICIALLY                   9,633,297
OWNED BY EACH
  REPORTING           --------- ------------------------------------------------
 PERSON WITH             9      SOLE DISPOSITIVE POWER


                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                9,633,297

---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

           9,633,297 shares are deemed to be beneficially owned by Jeffrey A. Busby, a control person of the investment adviser. Mr. Busby disclaims any direct ownership of the shares reported in this
           Schedule 13D, except for the 740 shares in his individual account managed by the investment adviser.

----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

----------- --------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           9.12%

---------- --------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           IN, OO (Control Person)
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

Item 1. Security and Issuer.

     This Statement on Schedule 13D relates to the Common Stock, par value $0.05 ("Common Stock"), of IBP, inc., a Delaware corporation (the "Issuer"), and is being filed pursuant to Rule 13d-1 under the Securities Exchange Act of 1934 (the "Exchange Act"). The address of the principal executive offices of the Issuer is 800 Stevens Port Drive, Dakota Dunes, South Dakota 57049.

Item 2. Identity and Background.

     This Statement is being filed by Brandes Investment Partners, L.P. (the "Adviser"), Brandes Investment Partners Inc. (the "General Partner"), Brandes Holdings, L.P. ("Holdings"), Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby. The Adviser, the General Partner, Holdings and Messrs. Brandes, Carlson and Busby are sometimes collectively referred to as the "Reporting Persons". On February 14, 2000, the Reporting Persons filed their most recent Statement on
Schedule 13G with respect to the Common Stock.

     (1) REPORTING ENTITIES:

     (a) The Adviser is registered as an investment adviser with the Securities and Exchange Commission, under the Investment Advisers Act of 1940, as amended. The Adviser is a limited partnership organized under the laws of the State of California and is located at 11988 El Camino Real, Suite 500, P.O. Box 919048, San Diego, California 92191-9048.

     (b) The General Partner is the general partner and a control person of each of the Adviser and of Holdings. The General Partner is a corporation organized under the laws of the State of California and is located at 11988 El Camino Real, Suite 500, P.O. Box 919048, San Diego, California 92191-9048. Schedule I lists the name, business address, citizenship, position and present principal occupation of the directors and executive officers of the General Partner.

     (c) Holdings is the limited partner, principal owner and a control person of the Adviser. Holdings is a limited partnership organized under the laws of the State of California and is located at 11988 El Camino Real, Suite 500, P.O. Box 919048, San Diego, California 92191-9048.

     (2) REPORTING NATURAL PERSONS:

     (a) Each of Messrs. Brandes, Carlson and Busby is a United States citizen and is a Managing Partner of the Adviser.

     (b) The business address of each of Messrs. Brandes, Carlson and Busby is 11988 El Camino Real, Suite 500, P.O. Box 919048, San Diego, California 92191-9048.

     (c) During the last five years, none of the Reporting Persons or, to the knowledge of the Reporting Persons, any other person listed on
          Schedule I, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (d) During the last five years, none of the Reporting Persons or, to the knowledge of the Reporting Persons, any other person listed on
          Schedule I, was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration.

     The principal source of the funds used to purchase the shares reported herein are assets held in the accounts of clients whose assets are managed by the Adviser.

Item 4. Purpose of Transaction.

     The purchases by the Reporting Persons of the securities of the Issuer as described herein were effected primarily for and on behalf of certain clients of the Adviser on the basis of its belief that the Issuer represents an attractive long term investment based on the Issuer's business prospects and strategy.

     On October 2, 2000, the Issuer reported that it had entered into a merger agreement with an affiliate of DLJ Merchant Banking Partners III, L.P. ("DLJ"), a private equity fund affiliated with Donaldson, Lufkin & Jenrette, Inc., to acquire the Issuer through a merger. Completion of the proposed merger is subject to, among other things, approval of the Issuer's shareholders. If the proposed merger is effected, each share of Common Stock outstanding immediately prior to the merger will be converted into a right to receive $22.25 in cash. After completion of the merger, DLJ and affiliated funds will be the majority owner of the Issuer. The other owners of the Issuer would include

Archer Daniels Midland Company and Booth Creek Partners, both of which are existing shareholders, and certain members of management of the Issuer.

     The Reporting Persons, whose clients collectively are currently the second largest shareholder of the Issuer, believe that the $22.25 per share consideration payable in the merger values the Issuer inadequately relative to their estimate of the current value of the Issuer. Additionally, the Reporting Persons have concerns with respect to the process used by the Issuer's Board of Directors to determine (i) that the proposed Merger represents the best alternative for maximizing shareholder value and (ii) the fairness of the $22.25 per share price. As a result of these concerns and based upon current information, the Reporting Persons currently intend to vote against the proposed merger and may consider asserting their appraisal rights under Delaware law.

     To explore possible avenues to optimize their clients' return on their investment in the Issuer and thus to maximize shareholder value, the Reporting Persons plan to continue to analyze the proposed merger as well as the structure and markets of the Issuer through analysis of documentation from, disclosure by and discussion with knowledgeable industry observers and, potentially, with representatives of the Issuer and DLJ. The Reporting Persons may also engage in discussions with other shareholders of the Issuer and third parties to explore options to enhance shareholder value. If appropriate, the Reporting Persons will consider participation in shareholder action. Additionally, the Reporting Persons may seek to hold discussions with third parties or with management of the Issuer and/or with DLJ to suggest possible changes in the proposed merger to enhance shareholder value. The discussions described above may relate to one or more of the transactions specified in clauses (a) through (j) of Item 4 of

Schedule 13D. However, presently the Reporting Persons do not intend to seek control of the Issuer or participate in the management of the Issuer.

     Except as set forth above, the Reporting Persons have no plan or proposal which relates to one or more of the transactions specified in clauses (a) through (j) of Item 4 of Schedule 13D (although they reserve the right to develop such plans or proposals).

     As of the date of this statement, there exist no agreements or understandings between the Reporting Persons, on the one hand, and any other persons or entities, on the other hand, that would cause the Reporting Persons and such other persons or entities to be a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

     The Reporting Persons reserve the right to acquire additional securities of the Issuer, to dispose of such securities at any time or to formulate other purposes, plans or proposals regarding the Issuer or any of its securities, to the extent deemed advisable in light of their general investment and trading policies, market conditions or other factors.

Item 5. Interest in Securities of the Issuer.

     (a) As a discretionary investment adviser, the Adviser is deemed to be the beneficial owner of 9,633,297 shares of Common Stock. All such shares are held in accounts of clients whose assets are managed by the Adviser, except for an amount that is substantially less than one percent of the number attributable to the Reporting Persons. As control persons of the Adviser, the General Partner, Holdings and Messrs. Brandes, Carlson and Busby (collectively the "Control Persons") may also be deemed beneficial owners of such shares.

     None of the Control Persons individually owns any shares of Common Stock other than as described in this paragraph. In addition to the 28, 200 shares of Common Stock Mr. Brandes holds in an individual account that he manages himself, Mr. Brandes holds 4,280 shares of Common Stock in an individual account managed by the Adviser. Mr. Busby holds 740 shares of Common Stock in his individual account managed by the Adviser. The Adviser holds substantially less than one percent of the number of shares reported herein an individual account managed by the Adviser. Except for the shares of Common Stock described above as being held directly by the Reporting Persons, the Reporting Persons disclaim beneficial interest as to the shares of Common Stock reported herein.

     The 9,633,297 shares of Common Stock beneficially owned by the Reporting Persons, and the 28, 200 shares of Common Stock held directly by Mr. Brandes, represent approximately 9.12% of the outstanding shares of Common Stock (based on the 105,578,277 shares of Common Stock outstanding as of August 1, 2000, as set forth in the Issuer's Quarterly Report on Form 10-Q for the 26 weeks ended June 24, 2000).

     (b) Because the Adviser has discretion to vote and has dispositive power with respect to the shares reported herein and because of the control relationships between the Adviser and the Control Persons, all 9,633,297 shares of Common Stock are deemed to be subject to shared voting power and shared dispositive power.

     (c) Except for the transactions disclosed on Schedule II, there have been no transactions with respect to shares of Common Stock, within the 60 days prior to the date hereof, by any of the Reporting Persons.

     (d) The Adviser, through its investment advisory arrangements with its clients, has the power to reinvest dividends on behalf of substantially almost all of its clients. Except as otherwise set forth in this Item 5, no person other than each respective record owner referred to herein of securities is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

     The transactions listed in Schedule II do not include transactions in securities of the Issuer that are transacted through sub-advisory wrap fee programs where, although the Adviser, serves as sub-adviser, the wrap fee program sponsors handle recordkeeping including transaction data.

     The shares with respect to which the Adviser provides investment advice in a sub-advisory role are included in the aggregate number of shares reported in this Statement.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

     Pursuant to Rule 13d-1(k) promulgated under the Exchange Act, the Reporting Persons have entered into an agreement with respect to the joint filing of this statement, and any amendment or amendments hereto.

     Except as referred to above, there are no contracts, arrangements, understandings or relationships among the Reporting Persons or between such persons and any other person with respect to any securities of the Issuer.

Item 7. Material to be Filed as Exhibits.

     1. Joint Filing Agreement, dated as of October 20, 2000, by and among the Reporting Persons.

     2. Power of Attorney Form for Schedule 13D

     3. Power of Attorney Form for Schedule 13D

     4. Power of Attorney Form for Schedule 13D

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: October 27, 2000                 BRANDES INVESTMENT PARTNERS, L.P.


                                        By: /s/ Gerald W. Wheeler
                                            ------------------------------
                                            Gerald W. Wheeler as Attorney-In-
                                            Fact for Charles H. Brandes,
                                            President and Chairman of Brandes
                                            Investment Partners, Inc., its
                                            General Partner


Dated: October 27, 2000                 BRANDES INVESTMENT PARTNERS, INC.
                                        By: /s/ Gerald W. Wheeler
                                            ------------------------------
                                            Gerald W. Wheeler as Attorney-In-
                                            Fact for Charles H. Brandes,
                                            President and Chairman


Dated: October 27, 2000                 BRANDES HOLDINGS, L.P.


                                        By: /s/ Gerald W. Wheeler
                                            ------------------------------
                                            Gerald W. Wheeler as Attorney-In-
                                            Fact for Charles H. Brandes,
                                            President and Chairman of Brandes
                                            Investment Partners, Inc., its
                                            General Partner


Dated: October 27, 2000

                                        By: /s/ Gerald W. Wheeler
                                            ------------------------------
                                            Gerald W. Wheeler as Attorney-In-
                                            Fact for Charles H. Brandes, Control
                                            Person

Dated: October 27, 2000

                                        By: /s/ Gerald W. Wheeler
                                            ------------------------------
                                            Gerald W. Wheeler as Attorney-In-
                                            Fact for Glenn R. Carlson, Control
                                            Person


Dated: October 27, 2000

                                        By: /s/ Gerald W. Wheeler
                                            ------------------------------
                                            Gerald W. Wheeler as Attorney-In-
                                            Fact for Jeffrey A. Busby, Control
                                            Person

                                   Schedule I

Set forth below is the name, position with the General Partner and present principal occupation of the director and executive officers of the General Partner. The business address of each such person is 11988 El Camino Real, Suite 500, P.O. Box 919048, San Diego, California 92191-9048. Each such person is a United States citizen.

Name and Position with the General      Present Principal Occupation
----------------------------------      ----------------------------
Partner
-------

Charles H. Brandes                      Managing Partner of the Adviser
Director, President and Chief
Financial Officer

Linda F. Brandes                        Director and Secretary of the General
Director and Secretary                  Partner

Glenn R. Carlson                        Managing Partner of the Adviser
Director, Vice President and Chief
Compliance Officer

Jeffrey Busby                           Managing Partner of the Adviser
Chief Operations Officer

                                                      Schedule II
                                                       IBP, Inc.
                                   All transactions for the Period 8/28/00 - 10/26/00
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Transaction Date                 Transaction                Price per Share             Number of Shares
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/28/00                          SO(1)                       23.8175                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/28/00                          SO                           19.625                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/28/00                          SO                          20.8125                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/28/00                          SO                           23.909                       190
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/28/00                          BUY                              17                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/28/00                          BUY                              17                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/28/00                          BUY                              17                       180
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/28/00                          BUY                              17                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/28/00                          BUY                              17                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/28/00                          BUY                              17                       170
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/00                          BUY                           16.75                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/00                          SO                               16                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/00                          BUY                           16.75                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/00                          BUY                           16.75                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/00                          BUY                           16.75                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/00                          BUY                         16.9375                        50
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/00                          BUY                           16.75                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/00                          BUY                           16.75                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/00                          BUY                           16.75                       260
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/00                          BUY                           16.75                       220
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/00                          BUY                           16.75                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/29/00                          BUY                         16.8125                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                          SO                               24                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                          SO                          15.8125                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                          BUY                          16.375                       220
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                         SI(2)                        16.1875                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                          SI                          16.1875                       345
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                          SI                          16.1875                       400
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                          SO                             20.5                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                          BUY                            16.5                       180
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                         SELL                           16.25                       660
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                         SELL                         16.3125                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                          BUY                           16.25                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                          BUY                          16.375                       180
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                          BUY                          16.375                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                          BUY                          16.375                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                          BUY                         16.3125                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------

--------
(1)  The term "SO" as used in this Schedule represents securities deposited by clients into accounts managed by the
     Advisor.
(2)  The term "SI" as used in this Schedule represents securities withdrawn by clients from accounts managed by the
     Adviser.

------------------------------- ---------------------------- ---------------------------- ----------------------------
       Transaction Date                 Transaction                Price per Share             Number of Shares
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/30/00                          BUY                           16.25                       160
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          BUY                         16.0625                       370
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          BUY                          16.004                    208000
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          SI                          16.0625                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          SI                          16.0625                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          SI                          16.0625                       115
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          SI                          16.0625                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          BUY                          15.875                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          SO                           17.875                       140
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          BUY                          15.875                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          BUY                         15.9375                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          BUY                          15.875                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          BUY                          15.875                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          BUY                         15.9375                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          BUY                          15.875                       180
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          SO                          24.9633                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          SO                          24.9633                       160
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          SO                            25.12                        50
------------------------------- ---------------------------- ---------------------------- ----------------------------
           8/31/00                          SI                          16.0625                       400
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          BUY                              16                       190
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          BUY                              16                       370
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          BUY                              16                       180
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          BUY                              16                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          BUY                              16                        40
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          SO                          22.9863                       160
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          BUY                              16                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          BUY                              16                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          BUY                              16                       380
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          SI                               16                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          BUY                              16                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          BUY                              16                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          BUY                              16                     24300
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          SO                           22.945                       200
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          BUY                              16                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          BUY                              16                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/1/00                          BUY                              16                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/00                          BUY                         15.9375                       160
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/00                          BUY                         15.9375                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/00                          BUY                              16                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/00                          BUY                         15.9375                       160
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/00                          BUY                         16.0625                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/00                          BUY                         15.9375                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/00                          BUY                         15.9375                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                                          -2-
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Transaction Date                 Transaction                Price per Share             Number of Shares
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/5/00                          BUY                              16                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/00                          BUY                          16.125                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/00                          BUY                          16.375                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/00                         SELL                         16.0625                       590
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/00                          SO                          18.8125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/00                          BUY                          16.375                       140
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/00                          BUY                          16.125                       230
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/00                          BUY                          16.375                       140
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/00                          BUY                          16.375                       230
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/00                          BUY                          16.125                       180
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/00                          BUY                          16.125                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/00                          BUY                          16.125                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/00                          BUY                          16.125                       980
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/6/00                          BUY                          16.125                       140
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       220
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       250
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       460
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       470
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          SI                          17.1875                        25
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       390
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       900
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       140
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       240
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       160
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       760
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       140
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          SI                          17.1875                       125
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       250
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          SO                               20                        25
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                                          -3-
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Transaction Date                 Transaction                Price per Share             Number of Shares
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          SO                           22.625                       125
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          SO                               14                      1050
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       310
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       570
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                      1030
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       210
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       190
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       230
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                           17.25                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       190
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       200
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       180
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       370
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/7/00                          BUY                         17.1875                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                          BUY                         17.3125                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                          BUY                         17.3125                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                          BUY                         17.3125                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                          BUY                         17.3125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                          BUY                           17.25                       170
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                          BUY                         17.3125                       180
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                          BUY                           17.25                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                          BUY                         17.3125                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                          SO                             22.5                       400
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                         SELL                           17.25                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                          BUY                         17.3125                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                         SELL                           17.25                        60
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                          BUY                         17.3125                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                          BUY                         17.3125                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                          BUY                         17.3125                       230
------------------------------- ---------------------------- ---------------------------- ----------------------------
            9/8/00                          BUY                         17.3125                       170
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                          BUY                           17.25                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                         SELL                         17.1875                       360
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                          BUY                         17.1875                       170
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                         SELL                          17.125                       700
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                                          -4-
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Transaction Date                 Transaction                Price per Share             Number of Shares
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                         SELL                          17.125                       170
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                          BUY                           17.25                       260
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                          BUY                              17                       870
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                          SO                            22.25                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                          SO                           19.875                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                          BUY                           17.25                       140
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                          BUY                           17.25                       180
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                          BUY                          17.125                        60
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                          BUY                          17.125                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                          BUY                         17.1875                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                          SO                          24.9633                       140
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/11/00                          SO                          24.9633                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                            17.5                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                            17.5                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                            17.5                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                         SELL                         17.4375                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                         SELL                         17.4375                        50
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                          17.375                       490
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                            17.5                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          SI                          17.4375                        75
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          SO                          15.8125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          SI                          17.4375                        40
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                         17.3125                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                         17.4375                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                            17.5                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                          17.375                       490
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                         17.3125                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                            17.5                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                         17.3125                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                            17.5                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                         17.3125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                         17.4375                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/12/00                          BUY                            17.5                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                           17.75                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                         17.1875                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                         17.6875                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                         17.6875                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                           17.25                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          SO                           21.875                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          SO                            14.25                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                         17.3125                       170
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                         17.3125                       280
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          SO                          18.8126                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                                          -5-
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Transaction Date                 Transaction                Price per Share             Number of Shares
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                          17.625                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                         17.1875                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                         17.6875                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                         17.6875                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                            17.5                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                         17.1875                       210
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                          17.625                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/13/00                          BUY                         17.3125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          SI                            17.25                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                         17.1875                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          SO                           20.125                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                          16.875                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          SO                           24.875                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                          17.125                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                         SELL                         17.1875                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                         SELL                         17.1875                        50
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                         SELL                         17.1875                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                         17.0625                       220
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                          17.125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                         17.0625                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                         17.1875                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                          17.125                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                          17.125                       250
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                          17.125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                         17.0625                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                          17.125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                          17.125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                          17.125                       410
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                          17.125                       250
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                          17.125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                          17.125                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                           17.25                     18600
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/14/00                          BUY                           17.25                     18600
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          BUY                         17.3709                      4600
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          BUY                         17.5625                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          SO                           22.625                        60
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          BUY                         17.5625                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          BUY                         17.5625                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          SO                          18.8125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          BUY                            17.5                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          BUY                         17.5625                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          SO                            17.75                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          SI                          17.4375                        65
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                                          -6-
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Transaction Date                 Transaction                Price per Share             Number of Shares
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          SI                          17.4375                       170
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          BUY                         17.5625                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          BUY                         17.5625                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          BUY                         17.5625                       610
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          BUY                         17.5625                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/15/00                          BUY                         17.5625                       260
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/18/00                          BUY                         17.4375                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/18/00                          BUY                         17.4375                       750
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/18/00                          BUY                         17.4375                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/18/00                          BUY                          17.375                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/18/00                          SO                          12.5625                       310
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/18/00                          BUY                         17.4375                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/18/00                         SELL                          17.375                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/18/00                          BUY                         17.4375                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                           17.25                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                         17.4375                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                          17.375                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                         17.4375                       170
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                          17.375                       530
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                          17.375                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                          17.375                       370
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                         17.4375                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                          17.375                       320
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                         17.4375                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                           17.25                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                          17.375                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                          17.375                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                          17.375                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                          17.375                       350
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                          17.375                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                          17.375                       210
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/19/00                          BUY                          17.375                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          SO                               25                       160
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          BUY                           17.25                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          BUY                         17.3125                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          BUY                           17.25                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          BUY                         17.2838                      6500
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          BUY                           17.25                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          BUY                         17.3125                       590
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          BUY                           17.25                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          BUY                         17.3125                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                         SELL                         17.1875                       630
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          BUY                         17.3125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                                         -7-
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Transaction Date                 Transaction                Price per Share             Number of Shares
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          BUY                         17.3125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          BUY                         17.3125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          BUY                         17.3125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          BUY                         17.3125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/20/00                          BUY                           17.25                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                         SELL                          17.625                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          SO                          18.8126                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          BUY                         17.6875                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          BUY                           17.75                       180
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          SO                           19.875                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          BUY                         17.6875                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          BUY                         17.6875                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          BUY                         17.6875                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                         SELL                         17.5625                        60
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          BUY                           17.75                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                         SELL                         17.5625                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          BUY                         17.6875                       200
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          BUY                         17.6875                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          BUY                           17.75                       510
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          BUY                         17.6875                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          BUY                           17.75                        60
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          BUY                            17.5                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                          BUY                         17.6875                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                         SELL                         17.5625                       200
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/21/00                         SELL                         17.5625                       310
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          SI                            17.75                        18
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          SI                            17.75                        52
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          SO                             14.5                        72
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          SO                               22                       208
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          BUY                           17.75                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          SO                          25.1407                       140
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          SO                          20.9375                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          BUY                           17.75                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          BUY                         17.8125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          BUY                         17.6875                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          BUY                           17.75                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                         SELL                          17.625                       200
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          BUY                           17.75                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          BUY                           17.75                       350
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          BUY                           17.75                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          BUY                           17.75                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          BUY                           17.75                       420
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          BUY                           17.75                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                                         -8-
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Transaction Date                 Transaction                Price per Share             Number of Shares
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          SI                            17.75                        18
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          SI                            17.75                        52
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          SI                            17.75                        18
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/22/00                          SI                            17.75                        52
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/00                         SELL                          17.375                       180
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/00                         SELL                          17.375                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/00                          BUY                         17.5625                       140
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/00                          BUY                         17.4375                       210
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/00                          BUY                            17.5                       330
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/00                         SELL                         17.4375                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/00                          BUY                            17.5                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/00                          BUY                          17.375                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/00                          BUY                         17.5625                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/00                          SO                               14                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/00                          BUY                         17.4375                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/00                          SO                           19.875                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/00                          BUY                         17.4375                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/25/00                          BUY                            17.5                       840
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.4375                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.5625                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.4375                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.4375                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.4375                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                            17.5                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.4375                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.4375                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.5625                       180
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          SI                           17.375                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.5625                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.5625                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.5625                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.4375                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                            17.5                       220
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.4375                       210
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.4375                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.4375                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                            17.5                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                            17.5                       170
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.4375                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.4375                       170
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          SO                          24.9633                       160
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                         17.5625                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                            17.5                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                                         -9-
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Transaction Date                 Transaction                Price per Share             Number of Shares
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/26/00                          BUY                            17.5                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          BUY                         17.9375                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                         SELL                          17.875                       290
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                         SELL                          17.875                       310
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          BUY                         17.9375                        30
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          BUY                         17.8125                       320
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          BUY                         17.9375                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                         SELL                          17.875                       380
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          BUY                          17.875                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          BUY                          17.875                       180
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          BUY                           17.75                        60
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          SI                          17.6875                       390
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          BUY                         17.9375                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          SO                               21                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          BUY                          17.875                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          BUY                         17.7134                     21700
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          BUY                          17.875                       340
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          SO                          17.8125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/27/00                          BUY                          17.875                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                           18.25                       250
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          SO                            15.25                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          SO                            23.75                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          SI                          18.3125                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                           17.75                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                         18.3125                       210
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                         18.3125                        60
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                           18.25                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                           18.25                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                         18.2039                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                         18.2039                       580
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          SO                          24.9633                       600
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                         18.2552                    128910
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                         SELL                              18                       980
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                         18.1875                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                          18.125                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                         18.1875                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                         SELL                          18.125                        30
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                         SELL                          18.125                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                         18.3125                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                         SELL                          18.125                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                         18.3125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/28/00                          BUY                         18.2039                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                         SELL                              18                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                                         -10-
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Transaction Date                 Transaction                Price per Share             Number of Shares
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          BUY                         18.3125                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          BUY                           18.25                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          BUY                          18.125                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          BUY                           18.25                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          BUY                         18.3125                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          BUY                           18.25                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          BUY                         18.1875                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          BUY                          18.125                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                         SELL                         18.0625                       140
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          BUY                           18.25                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          BUY                           18.25                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          BUY                         18.1875                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          BUY                           18.25                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                         SELL                              18                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          BUY                         18.4375                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          SO                            22.25                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          SI                          18.3125                       730
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                         SELL                         18.0625                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                          SI                          18.3125                       280
------------------------------- ---------------------------- ---------------------------- ----------------------------
           9/29/00                         SELL                         18.0625                       220
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/00                          BUY                         21.5625                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/00                         SELL                         21.5625                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/00                          BUY                          21.625                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/00                          SI                           23.679                       280
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/00                         SELL                         21.5625                        60
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/2/00                          BUY                          21.625                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/3/00                          BUY                         21.9375                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/3/00                          BUY                           21.75                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/3/00                          BUY                           21.75                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/3/00                         SELL                          21.625                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/3/00                          BUY                           21.75                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/3/00                          BUY                           21.75                        60
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/3/00                          BUY                           21.75                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/4/00                         SELL                          21.375                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/4/00                         SELL                           21.25                        20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/4/00                         SELL                          21.625                       210
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/4/00                         SELL                            21.5                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/4/00                         SELL                         21.3125                        40
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/4/00                         SELL                         21.5625                        60
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/4/00                         SELL                            21.5                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/5/00                         SELL                         21.3125                        30
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/5/00                         SELL                         21.3125                        30
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/6/00                         SELL                            21.5                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                                         -11-
------------------------------- ---------------------------- ---------------------------- ----------------------------
       Transaction Date                 Transaction                Price per Share             Number of Shares
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/6/00                         SELL                            21.5                       120
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/9/00                         SELL                         21.1875                        20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/9/00                         SELL                         21.1875                       170
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/10/00                        SELL                              21                        20
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/10/00                        SELL                           21.25                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/10/00                        SELL                         21.0625                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/10/00                        SELL                              21                       130
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/10/00                        SELL                         20.9375                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/10/00                         SI                          20.5625                      3700
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/10/00                        SELL                         21.0625                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/10/00                        SELL                              21                       170
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/10/00                         SO                            24.04                      3700
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/11/00                        SELL                           20.75                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/12/00                        SELL                           20.75                        90
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/13/00                        SELL                           20.84                      2700
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/13/00                        SELL                           20.84                      3200
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/16/00                        SELL                           20.88                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/17/00                        SELL                           20.81                       140
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/17/00                        SELL                           20.81                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/17/00                        SELL                           20.81                        50
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/18/00                        SELL                           20.81                       140
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/18/00                        SELL                           20.81                       510
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/19/00                        SELL                           20.81                       120
----------------------------------------------------------------------------------------------------------------------
           10/20/00                        SELL                           20.375                       60
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/20/00                        SELL                           20.4375                      80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/23/00                        SELL                           20.01                       150
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/23/00                        SELL                           20.24                       105
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/24/00                        SELL                           20.14                       110
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/25/00                        SELL                           20.24                       180
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/25/00                        SELL                           20.24                        70
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/25/00                        SELL                           19.26                        50
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/26/00                         SI                            20.19                        80
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/26/00                         SI                            20.19                       300
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/26/00                        SELL                           20.06                        50
------------------------------- ---------------------------- ---------------------------- ----------------------------
           10/26/00                        SELL                           20.18                       100
------------------------------- ---------------------------- ---------------------------- ----------------------------

                                                          12